Exhibit 10.1
Harmonic Inc.
Change of Control Severance Agreement
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Mark Carrington, (the “Employee”) and Harmonic Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below.
RECITALS
     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.
     C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.
     D. Certain capitalized terms used in the Agreement are defined in Section 6 below.
     The parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.
     3. Severance Benefits.
          (a) Termination Following a Change of Control. If the Employee’s employment terminates at any time within eighteen (18) months following a Change of Control, then, subject to Section 5, the Employee shall be entitled to receive the following severance benefits:
               (i) Involuntary Termination. If the Employee’s employment is terminated as a result of Involuntary Termination other than for Cause, then the Employee shall receive the following severance benefits from the Company:
                    (1) Severance Payment. A cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation;

                    (2) Bonus Payment. A cash payment in an amount equal to either: a) 50% of the established annual target bonus or b) the average of the actual bonuses paid in each of the two prior years, whichever is greater.
                    (3) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependent shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) one year from the date of the Change of Control, or (ii) the date that the Employee and his dependents become covered under another employer’s group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his dependent shall be the date upon which the Company-Paid Coverage terminates.
                    (4) Equity Compensation Accelerated Vesting. One hundred percent (100%) of the unvested portion of any outstanding stock option, restricted stock or other equity compensation award held by the Employee shall automatically be accelerated in full so as to become completely vested and all such outstanding non-statutory stock options and stock appreciation rights shall be exercisable for a period of one year (or such greater period of time as specified in the applicable stock option or stock appreciation right agreement, but in no event longer than the original maximum term) after such termination.
                    (5) Outplacement Assistance. A cash payment in the amount of five thousand ($5,000) for outplacement assistance to Employee.
                    (6) Life Insurance Benefits. A cash payment in an amount equal to one hundred percent (100%) of Company-paid life insurance coverage cost at the same level of coverage as was provided to Employee immediately prior to the Change of Control, had Employee continued life insurance coverage until the date that is one year from the date of the Change of Control.
          (b) Timing of Severance Payments. Any severance payment to which Employee is entitled under Sections 3(a)(i)(1), 3(a)(i)(2), 3(a)(i)(5) and 3(a)(i)(6) shall be paid by the Company to the Employee (or to the Employee’s successors in interest pursuant to Section 7(b)) in cash and in full, not later than thirty (30) calendar days following the Termination Date, subject to any delay required under Section 10.
          (c) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.
          (d) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability or such Employee’s employment is terminated due to the death of the Employee then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.
          (e) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) -month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefits plans and practices or pursuant to other agreements with the Company.

     4. Attorney Fees; Costs and Expenses. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, regardless of the outcome of the action.
     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 3(a)(i) shall be either
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made so that benefits are delivered to a lesser extent, any cash amounts will be reduced or modified prior to the reduction of any non-cash amounts. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a nationally recognized “Big Four” accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Annual Compensation. “Annual Compensation” means an amount equal to Employee’s Company base salary for the twelve months preceding the Change of Control.
          (b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony) (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.
          (c) Change of Control. “Change of Control” means the occurrence of any of the following events:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

               (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (iv) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
          (d) Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (e) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.
          (f) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

     7. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices directed shall be to the attention of its Secretary.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.
     9. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.
          (d) Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     10. Section 409A.
          (a) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.
          (b) Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service but prior to the six (6) month anniversary of Employee’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          (c) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement. For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
          (d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	HARMONIC INC.

	By:	/s/ Peter Hilliard
Title: SVP Human Resources
Date: 5/10/11

EMPLOYEE
	By:	/s/ Mark Carrington
Title: SVP Worldwide Sales
Date: 5/10/11